Exhibit 10.1

SECOND AMENDMENT TO AGREEMENT OF PURCHASE AND SALE AND FIRST SECURED PRIMISSORY NOTE AND SECOND CONVERITBLE PROMISSORY

NOTE

This Second Amendment to the Agreement of Purchase and Sale and First Secured Promissory Note and Second Convertible Promissory Note dated December 20, 2024 and executed December 31, 2024 and the Amendment to Agreement of Purchase and Sale and First Secured Promissory Note dated February 15, 2025 is dated August 31, 2025 between Chial Mountain Ltd. (“Seller”) and Awaysis Belize Ltd. together with its subsidiaries, affiliates, successors, assigns, collectively, (“Purchaser”).

WHEREAS Purchaser and Seller have entered into a binding contract for the purchase of substantially all the Assets of the Seller in the Agreement of Purchase and Sale; and

WHEREAS Purchaser and Seller have agreed to certain amendments to that Agreement of Purchase and Sale and to the First Secured Promissory Note and Second Secured Promissory Note contemplated under the agreement and to the Amendment to Agreement of Purchase and Sale and First Secured Promissory Note and Second Convertible Promissory Note;

NOW, THEREFORE in consideration of the mutual promises contained herein and in the Agreement of Purchase and Sale, the Parties agree as follows:

1.	Section 2(c) of the Agreement for Purchase and Sale as amended by the Amendment to Agreement of Purchase and Sale and First Secured Promissory Note and Second Convertible Promissory Note is amended so that the first secured note shall be due upon the first of either x) November 30, 2025 or z) the listing of Awaysis Capital, Inc. on the New York Stock exchange.

2.	The First Secured Promissory Note as amended by the Amendment to Agreement of Purchase and Sale and First Secured Promissory Note and Second Convertible Promissory Note shall be amended to reflect the changes made in Section 2(c) of the Agreement for Purchase and Sale and shall now be due upon the first of either i) November 30, 2025 or ii) the listing of Awaysis Capital, Inc. on the New York Stock exchange.

3.	Section 2(d) of the Agreement for Purchase and Sale is amended by the Amendment to the Agreement of Purchase and Sale and First Secured Promissory Note and Second Convertible Promissory Note is amended so that the second convertible note shall be due upon the first of either x) November 30, 2025 or z) the listing of Awaysis Capital, Inc. on the New York Stock exchange.

4.	The Second Convertible Promissory Note as amended by the Amendment to Agreement of Purchase and Sale and First Secured Promissory Note and Second Convertible Promissory Note shall be amended to reflect the changes made in Section 2(c) of the Agreement for Purchase and Sale and shall now be due upon the first of either i) November 30, 2025 or ii) the listing of Awaysis Capital, Inc. on the New York Stock exchange.

5.	Section 2(e) of the Agreement of Purchase and Sale as amended by the Amendment to Agreement of Purchase and Sale and First Secured Promissory Note and Second Convertible Promissory Note shall be amended to extend the time to negotiate the post-closing agreement currently set to expire August 15, 2025 to read:

a.	Due to issues with the initial November 2024 Appraisal, the Company is extending the Contract period and ordering a new appraisal.

At least 30 days from October 21, 2025, a new Appraisal of the Assets consisting of real property and any fixtures, furniture, buildings, improvements, equipment attached to that real property being acquired under this agreement shall occur. The Appraiser shall be an independent Appraiser licensed in the jurisdiction of the Assets and shall be selected by the Purchaser from a list of all licensed appraisers in Belize provided by the Seller. Both Parties agree that the Purchase Price of the Real and Personal Property portion of the Assets shall be amended by this Appraisal and Chial Mountain Ltd. agrees to be bound by the results of this new Appraisal. The adjustment to the Purchase Price shall be reflected in a separate Post Closing Agreement executed within thirty (30) days after this new Appraisal. In addition, at least 30 days after October 21, a new of valuation consisting of moveable tools, furniture, vehicles, and equipment used for maintenance of the real property being acquired under this agreement shall occur. The valuation shall be done by an independent appraiser or CPA licensed in the jurisdiction of the assets who shall be selected by the Purchaser by a list of appraisers or CPAs provided by the Seller. Seller shall also provide a list of these assets to the Purchaser for verification before the beginning of the valuation. Purchaser and any auditor or CPA have the right to inspect and verify the veracity of the asset list provided by the Seller by an in person inspection. Both Parties agree that the Purchase Price of the Real and Personal Property portion of the Assets shall be amended by this appraisal and Chial Mountain Ltd. agrees to be bound by the results of this new valuation. Any adjustments to the Purchase Price shall be reflected in a separate Post Closing Agreement executed within thirty (30) days after the valuation.

Either Party may, within fifteen (15) days of receipt of the appraisal or valuation, provide written notice disputing the findings if the report contains material errors. The Parties shall confer in good faith to resolve any such dispute before the value becomes final.

If any of the aforementioned appraisals or valuations cannot reasonably be completed within the stated timeframe due to availability or regulatory delays that is of no fault of the Parties, the Parties agree that the completion date shall automatically extend to the earliest feasible date without constituting default by either Party. All deadlines for any Post Closing Agreement shall be continued pursuant to the new deadline.

AGREED TO, SIGNED AND EXECUTED, the undersigned have put into effect this Second Amendment to Agreement if Purchase and Sale as of the effective date written below.

PURCHASER

Awaysis Belize Ltd.

By:	/s/ Andrew Trumbach
Name:	Andrew Trumbach
Title:	CO-CEO

SELLER

Chial Mountain Ltd.

By:	/s/ Michael Singh
Name:	Michael Singh
Title	Director